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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

               Borden Chemicals and Plastics Limited Partnership
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             (Exact name of registrant as specified in its charter)

             Delaware                                          31-1269627
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(State of incorporation or organization)                    (I.R.S. Employer
                                                            Identification No.)

Highway 73
Geismar, Louisiana                                                  70734
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(Address of principal executive offices)                          (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                   Name of each exchange on which
to be so registered                   each class is to be registered
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Rights to Purchase Units              New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:

                                    (None)

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Item 1.  Description of Registrant's Securities to be Registered
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     On April 8, 1997, BCP Management, Inc., the general partner (the "General
                                                                       -------
Partner") of Borden Chemicals and Plastics Limited Partnership (the
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"Partnership") declared a distribution, to be made on April 21, 1997 (the
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"Record Date"), of (i) one common unit purchase right (a "Right") for each
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outstanding common unit (a "Unit"; collectively, the "Units") of the Partnership
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and (ii) such number of Rights as most closely approximates 1/99th of the number of Units outstanding on the Record Date (in respect of the General Partner's interest in the Partnership). The distribution is payable to the record holders of Units on the Record Date and to the General Partner. Each Right entitles the holder to purchase from the Partnership one Unit at a price of $21.00 (the "Purchase Price"), subject to adjustment. The description and terms of the
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Rights are set forth in a Rights Agreement dated as of April 8, 1997 (the
"Rights Agreement") between the Partnership and Harris Trust and Savings Bank,
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as Rights Agent (the "Rights Agent").
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     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring
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Person") have acquired beneficial ownership of 15% or more of the outstanding
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Units or (ii) 10 business days (or such later date as may be determined by action of the General Partner prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Units (the earlier of such dates being called the "Distribution Date"), the Rights (other than those held by the
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General Partner) will be evidenced, with respect to any of the certificates for
Units outstanding as of the Record Date, by such certificates for Units together with a copy of a Summary of Rights which will be sent to each unitholder of record on the Record Date.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Units (or in the case of the General Partner, with the transfer of the general partnership interest). A Right will be issued with each Unit issued after the date of the initial issuance of the Rights and, subject to certain exceptions, prior to the Distribution Date. Until the Distribution Date (or earlier redemption or expiration of the Rights), new certificates for Units issued after the Record Date upon transfer or new issuances of Units will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Units outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights referred to above, will also constitute the transfer of the Rights associated with the Units represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right
                                                                     -----
Certificates") will be mailed to holders of record of the Units as of the close
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of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on the earliest to occur of (i) the effective date of the Merger described in the
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Agreement and Plan of Conversion, dated as of April 8, 1997, among the
Partnership, the General Partner, Borden Chemicals and Plastics Operating Limited Partnership, BCP Chemicals and Plastics Inc., BCP Chemicals and Plastics GP Inc. and BCP Chemicals and Plastics L.P. and (ii) April 8, 2007 (the "Final
                                                                         -----
Expiration Date"), unless the Final Expiration Date is extended or unless the
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Rights are earlier redeemed or exchanged by the Partnership, in each case as described below.

     The Purchase Price payable, and the number of Units or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a distribution in the form of Units, or a subdivision, combination or reclassification of the Units, (ii) upon the grant to holders of the Units of certain rights or warrants to subscribe for or purchase Units at a price, or securities convertible into Units with a conversion price, less than the then-current market price of the Units or
(iii) upon the distribution to holders of the Units of evidences of indebtedness or assets (excluding regular periodic cash distributions or distributions payable in Units) or of subscription rights or warrants (other than those referred to above).

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise of the Right at the then current exercise price of the Right, that number of Units having a market value of two times such exercise price.

     In the event that, after a person or group has become an Acquiring Person, the Partnership is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof of the Right at the then current exercise price of the Right, that number of shares of common stock, limited partnership interests or equivalent ownership interests of the person with whom the Partnership has engaged in the foregoing transaction which number of shares, limited partnership interests or equivalent ownership interests at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanidng Units or the occurrence of an event described in the preceding paragraph, the General Partner on behalf of the Partnership may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Unit per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Units will be issued (other than fractions, which may, at the election of the Partnership, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash

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will be made based on the market price of the Units on the last trading day prior to the date of exercise.

     At any time prior to the time an Acquiring Person becomes such, the General Partner on behalf of the Partnership may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of
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the Rights may be made effective at such time, on such basis and with such conditions as the General Partner on behalf of the Partnership in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     For so long as Rights are then redeemable, the Partnership may, except with respect to the redemption price, amend the Rights in any manner. After the Rights are no longer redeemable the Partnership may, except with respect to the Redemption Price, amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a unitholder of the Partnership, including, without limitation, the right to vote or to receive distributions.

     This summary description of the Rights is qualified in its entirety by reference to the Rights Agreement, as amended from time to time, which is attached as an exhibit hereto and is hereby incorporated by reference herein.

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Item 2.   Exhibits.
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     1.   Rights Agreement, dated as of April 8, 1997, between the Partnership and Harris Trust and Savings Bank which includes the form of Right Certificate as Exhibit A and a Summary of Rights to Purchase Units as Exhibit B.

     2. Agreement and Plan of Conversion, dated as of April 8, 1997 among the Partnership, the General Partner, Borden Chemicals and Plastics Operating Limited Partnership, BCP Chemicals and Plastics Inc., BCP Chemicals and Plastics GP Inc. and BCP Chemicals and Plastics L.P.

     3.   Press Release dated April 8, 1997.

     4. Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 15, 1998, (previously filed as an exhibit to the joint Registration Statement on Form S-1 and Form S-3 of the Partnership, Borden, Inc. and Borden Delaware Holdings, Inc. (File No. 33-25371) and incorporated by reference herein).

     5. First Amendment, dated as of April 8, 1997, to the Amended and Restated Agreement of Limited Partnership, dated as of December 15, 1988, of the Partnership, entered into by and among the General Partner and the limited partners of the Partnership.

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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

                               BORDEN CHEMICALS AND PLASTICS
                                LIMITED PARTNERSHIP

                               By: BCP Management, Inc., its general partner



DATED: April  15, 1997          By: /s/ James O. Stevning
                                   --------------------------------
                                    Name:  James O. Stevning
                                    Title: Chief Financial Officer

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                                  EXHIBIT INDEX

Exhibit No.                          Description
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1.              Rights Agreement, dated as of April 8, 1997, between the
                Partnership and Harris Trust and Savings Bank which includes the form of Right Certificate as Exhibit A and a Summary of Rights to Purchase Units as Exhibit B.

2. Agreement and Plan of Conversion, dated as of April 8, 1997 among the Partnership, the General Partner, Borden Chemicals and Plastics Operating Limited Partnership, BCP Chemicals and Plastics Inc., BCP Chemicals and Plastics GP Inc. and BCP Chemicals and Plastics L.P.

3.              Press Release dated April 8, 1997.

4. Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 15, 1998, (previously filed as an exhibit to the joint Registration Statement on Form S-1 and Form S-3 of the Partnership, Borden, Inc. and Borden Delaware Holdings, Inc. (File No. 33-25371) and incorporated by reference herein).

5. First Amendment, dated as of April 8, 1997, to the Amended and Restated Agreement of Limited Partnership, dated as of December 15, 1988, of the Partnership, entered into by and among the General Partner and the limited partners of the Partnership.

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